Exhibit (21.1) - List of Subsidiaries

                                    JURISDICTION OF             PERCENTAGE
NAME                                 INCORPORATION              OWNERSHIP
------------------                   ---------------            ---------
Tengtu United Electronics                China                      57%
Development, Co. Ltd.
(Joint Venture)

TIC Beijing Electronics Co., Ltd.        China                     100%

Edsoft Platforms (Canada) Ltd.           British Columbia, Canada  100%

Edsoft Platforms (H.K.) Ltd.             Hong Kong                  60.2%

ebiztengtu.com, Inc.                     Delaware                  100%


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